As filed with the Securities and Exchange Commission on January 13, 2015

Registration Nos. 333-192792, 333-164080 and 333-144946

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (File No. 333-192792)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (File No. 333-164080)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (File No. 333-144946)

Under

THE SECURITIES ACT OF 1933

UNITEK GLOBAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2233445
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1777 Sentry Parkway West

Gwynedd Hall, Suite 302

Blue Bell, Pennsylvania  19422

(267) 464-1700

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

UniTek Global Services, Inc. 2013 Omnibus Equity Compensation Plan

UniTek Global Services, Inc. 2009 Omnibus Equity and Incentive Compensation Plan

Berliner Communications, Inc. Omnibus Securities Plan

(Full Title of the Plan)

Andrew J. Herning

Chief Financial Officer

UniTek Global Services, Inc.

Gwynedd Hall, Suite 302

1777 Sentry Parkway West

Blue Bell, Pennsylvania  19422

(267) 464-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

JUSTIN W. CHAIRMAN, ESQ.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA  19103

Telephone: (215) 963-5000

Facsimile: (215) 963-5001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by UniTek Global Services, Inc., a Delaware corporation (the “Company”), removes from registration all shares of the Company’s Common Stock, par value $0.00002 per share (the “Common Stock”) registered under the following Registration Statements on Form S-8 (the “Registration Statements”):

(i)                                     Registration Statement on Form S-8 (File No. 333-192792) filed by the Company with the Securities and Exchange Commission (the “SEC”) on December 12, 2013 registering 2,958,617 shares of Common Stock for issuance under the UniTek Global Services, Inc. 2013 Omnibus Equity Compensation Plan;

(ii)                                  Registration Statement on Form S-8 (File No. 333-164080) filed by the Company with the SEC on December 30, 2009 registering 2,651,573 shares of Common Stock for issuance under the UniTek Global Services, Inc. 2009 Omnibus Equity and Incentive Compensation Plan (which shares were subjected to a one-for-28 reverse stock split effected on November 9, 2010 and a one-for-2 reverse stock split effected on December 21, 2010); and

(iii)                            Registration Statement on Form S-8 (File No. 333-144946) filed by the Company with the SEC on July 30, 2007 registering 2,859,984 shares of Common Stock for issuance under the Berliner Communications, Inc. (n/k/a UniTek Global Services, Inc.) Omnibus Securities Plan (which shares were subjected to a one-for-28 reverse stock split effected on November 9, 2010 and a one-for-2 reverse stock split effected on December 21, 2010).

The Company received notification from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company was not in compliance with certain of the requirements for continued listing on The NASDAQ Global Market.  Thereafter, by letter dated August 12, 2014, the Staff notified the Company that it had determined to delist the Company’s securities from NASDAQ based upon its determination that the Company did not provide a definitive plan to evidence compliance with the Rule.  The delisting was effective with the open of business on August 21, 2014.  Following delisting, the Common Stock traded on the on the OTC Markets’ OTC Pink Tier under the ticker symbol “UNTK.”

Pursuant to the Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”) of the Company and certain of its affiliates, which was filed pursuant to Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), and which, pursuant to Chapter 11 of the Bankruptcy Code, was confirmed by an order, entered January 5, 2015 by the United States Bankruptcy Court for the District of Delaware, the Common Stock was discharged, cancelled, released and extinguished on the effective date of the Plan on January 13, 2015.

Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Commonwealth of Pennsylvania, on January 13, 2015.

UNITEK GLOBAL SERVICES, INC.

By:	/s/ Andrew J. Herning
Andrew J. Herning
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew J. Herning	Chief Financial Officer	January 13, 2015
Andrew J. Herning	(Principal Executive and Financial Officer)

/s/ James Brennan	Corporate Controller	January 13, 2015
James Brennan	(Principal Accounting Officer)

/s/ Michael F. O’Donnell	Director and Chairman of the Board	January 13, 2015
Michael F. O’Donnell

/s/ Mark S. Dailey	Director	January 13, 2015
Mark S. Dailey	.

/s/ Daniel J. Hopkin	Director	January 13, 2015
Daniel J. Hopkin

/s/ Dean MacDonald	Director	January 13, 2015
Dean MacDonald

/s/ Michael Montelongo	Director	January 13, 2015
Michael Montelongo

/s/ Robert F. Stott	Director	January 13, 2015
Robert F. Stott